EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Provides Business Update and Announces Second Quarter 2021 Financial Results

Conference Call on Monday, August 9, 2021, at 4pm ET

RESTON, Va., August 9, 2021 (GLOBE NEWSWIRE) -- Lightbridge Corporation (NASDAQ: LTBR), an advanced nuclear fuel technology company, announced financial results for the second quarter ended June 30, 2021, and provided an update on the Company's continued progress.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We are pleased with the strong progress of our fuel development activities thus far in 2021, including the successful demonstration of our proprietary coextrusion manufacturing process. We produced rods of a length designed for small modular reactors, using nuclear-grade zirconium alloy cladding material and a displacer produced from nuclear-grade zirconium, and surrogate materials that mimic the relevant properties of uranium.”

“Lightbridge achieved this manufacturing milestone shortly after the U.S. Department of Energy (DOE) awarded Lightbridge our second Gateway for Accelerated Innovation in Nuclear (GAIN) voucher in March, with Pacific Northwest National Laboratory (PNNL). This new GAIN voucher is to demonstrate Lightbridge’s nuclear fuel casting process using depleted uranium, a key step in the manufacture of our nuclear fuel. Last month, we executed a Cooperative Research and Development Agreement (CRADA) for approximately $663,000, with three-quarters of this amount funded by DOE for the scope performed by PNNL, to begin work on this important project. Securing these funding awards from DOE further validates our patented fuel and patented manufacturing process within the federal government and the nuclear power industry.”

“We continue to make progress under our first GAIN voucher, with Idaho National Laboratory. We are designing an experiment to irradiate our fuel using coupon samples that will contain high-assay low-enriched uranium (HALEU) in the Advanced Test Reactor. We are close to completing the experiment’s conceptual design and are moving into the detailed design phase, which we expect to complete later this year.”

“Last week, we were pleased to announce that Jesse Funches has joined Lightbridge’s Board of Directors. Jesse was the Chief Financial Officer of the U.S. Nuclear Regulatory Commission (NRC). He possesses comprehensive knowledge of nuclear regulatory policies and processes and has extensive experience working with Congress and the Office of Management and Budget, as well as working within the office of the Secretary of Defense. He is also now the chair of the Audit Committee of Lightbridge’s Board. Jesse’s joining the Board supports Lightbridge’s continued alignment with America’s national nuclear policy interests.”

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“In June, we announced that Lightbridge was added to the Russell Microcap© Index. We are proud to be one of the few publicly traded nuclear companies, and to be included in the index. The index listing will help Lightbridge broaden our investor base. Environmentally sustainable investors are increasingly learning that advanced nuclear technology is necessary for U.S. companies to compete globally and to meet climate goals,” concluded Mr. Grae.

Financial Highlights

The Company maintained a strong working capital position at June 30, 2021 and had no debt.

Cash Flows Summary

•	Cash and cash equivalents were $13.8 million at June 30, 2021, compared to $21.5 million at December 31, 2020, a decrease of $7.7 million in cash and cash equivalents.

•	Cash used in operating activities increased $4.2 million in the six months ended June 30, 2021, to $7.7 million, from $3.5 million in the six months ended June 30, 2020. This increase was due primarily to the dissolution of the Enfission joint venture and the settlement payment of approximately $4.2 million paid to Framatome for outstanding invoices for work performed by Framatome and other expenses incurred by Framatome.

Balance Sheet Summary

•	Total assets were $15.1 million and total liabilities were $1.2 million at June 30, 2021. Working capital was $13.8 million at June 30, 2021 versus $17.1 million at December 31, 2020. This decrease of $3.3 million in working capital was due primarily to the factor stated above in the cash flow summary.

•	Stockholders’ equity was $13.9 million at June 30, 2021 as compared to $17.2 million at December 31, 2020.

Operations Summary

•	Total general and administrative expenses decreased by approximately $0.5 million for the three months ended June 30, 2021, as compared to the three months ended June 30, 2020 due to a decrease in professional fees of approximately $0.3 million, primarily due to a decrease in the legal and professional fees relating to the Framatome arbitration, a decrease in patent expense of approximately $0.1 million and a decrease in employee compensation and employee benefits of approximately $0.3 million. These decreases were offset by an increase of approximately $0.1 million in insurance expense and an increase of approximately $0.1 million in consulting fees.

•	Lightbridge’s total corporate research and development costs increased by approximately $0.2 million for the three months ended June 30, 2021, as compared to the three months ended June 30, 2020, due to an increase of approximately $0.1 million in outside research and development work with the DOE’s National Laboratories related to the GAIN voucher and an increase of approximately $0.1 million in various other R&D expenses. All other R&D expenses for the three months ended June 30, 2021 and the three months ended June 30, 2020 were consistent period over period.

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•	Total other operating income was $0.2 million for the three months ended June 30, 2021 due to an anticipated final distribution from our dissolved joint venture of approximately $0.1 million after the dissolution and wind-down of the affairs of the joint venture and grant income of approximately $0.1 million from the GAIN voucher. There was no grant income for the three months ended June 30, 2020.

•	Net loss for the three months ended June 30, 2021 was $1.6 million compared to $2.1 million for the three months ended June 30, 2020.

Second Quarter 2021 Conference Call & Webcast

Lightbridge will host a conference call on Monday, August 9th, 2021, at 4:00 p.m. Eastern Time to discuss the company's financial results and provide an update on its fuel development activities.

Interested parties can access the conference call on the Company’s website via webcast at https://edge.media-server.com/mmc/p/b88ehskx or by calling 833-519-1295 for U.S. callers or 914-800-3866 for international callers. Please reference Conference ID: 2695383.

The conference call will be led by Seth Grae, President, and Chief Executive Officer, with other Lightbridge executives also available to answer questions.

The webcast will be archived on the Company’s website, and a telephone replay of the call will be available approximately two hours following the call. It can be accessed by dialing 855-859-2056 from the U.S. or 404-537-3406 for international callers. Please reference Conference ID: 2695383.

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is an advanced nuclear fuel technology development company positioned to enable carbon-free energy applications that will be essential in preventing climate change. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for Small Modular Reactors, as well as existing light-water reactors, which significantly enhances reactor safety, economics, and fuel proliferation resistance. To date, Lightbridge has been awarded twice by the U.S. Department of Energy’s Gateway for Accelerated Innovation in Nuclear program to support development of Lightbridge Fuel™. Lightbridge’s innovative fuel technology is backed by an extensive worldwide patent portfolio. Lightbridge is included in the Russell Microcap® Index. For more information, please visit: www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at https://www.ltbridge.com/investors/news-events/email-alerts

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

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Forward Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and outcome of research and development activities, other steps to commercialize Lightbridge Fuel™ and future governmental support and funding for nuclear energy. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: the Company’s ability to commercialize its nuclear fuel technology; the degree of market adoption of the Company's product and service offerings; the Company’s ability to fund general corporate overhead and outside research and development costs; market competition; our ability to attract and retain qualified employees; dependence on strategic partners; demand for fuel for nuclear reactors, including small modular reactors; the Company's ability to manage its business effectively in a rapidly evolving market; the availability of nuclear test reactors and the risks associated with unexpected changes in the Company’s fuel development timeline; the increased costs associated with metallization of our nuclear fuel; public perception of nuclear energy generally; changes in the political environment; risks associated with the further spread of COVID-19, including the ultimate impact of COVID-19 on people, economies, and the Company’s ability to access capital markets; changes in the laws, rules and regulations governing the Company’s business; development and utilization of, and challenges to, our intellectual property; risks associated with potential shareholder activism; potential and contingent liabilities; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in its other filings with the Securities and Exchange Commission, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements”, all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (646) 828-8710
ir@ltbridge.com

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2021	2020

ASSETS
Current Assets
Cash and cash equivalents	$13,855,982	$21,531,665
Other receivables	785,000	−
Prepaid expenses and other current assets	389,461	172,460
Total Current Assets	15,030,443	21,704,125
Other Assets
Trademarks	100,217	85,562
Total Assets	$15,130,660	$21,789,687

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$539,095	$382,130
Accrued legal settlement costs	675,000	4,200,000
Total Current Liabilities	1,214,095	4,582,130

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares
Convertible Series A preferred shares, 683,852 shares and 699,878 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively (liquidation preference $2,644,045 and $2,613,025 at June 30, 2021 and December 31, 2020, respectively)	683	699
Convertible Series B preferred shares, 2,666,667 shares issued and outstanding at June 30, 2021 and December 31, 2020 (liquidation preference $5,070,430 and $4,897,517 at June 30, 2021 and December 31, 2020, respectively)	2,667	2,667
Common stock, $0.001 par value, 13,500,000 shares authorized, 6,595,503 shares and 6,567,110 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	6,595	6,567
Additional paid-in capital	146,684,313	146,353,232
Accumulated deficit	(132,777,693)	(129,155,608)
Total Stockholders' Equity	13,916,565	17,207,557
Total Liabilities and Stockholders' Equity	$15,130,660	$21,789,687

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$—	$—	$—	$—

Operating Expenses
General and administrative	1,515,899	2,028,667	3,298,759	3,965,421
Research and development	273,314	115,776	642,764	505,600
Total Operating Expenses	1,789,213	2,144,443	3,941,523	4,471,021

Other Operating Income
Distribution from joint venture	110,000		110,000
Grant income	67,794	—	171,113	—
Total Other Operating Income	177,794	—	281,113	—
Total Operating Loss	(1,611,419)	(2,144,443)	(3,660,410)	(4,471,021)

Other Income
Interest income	1,322	12,337	4,631	74,829
Foreign currency transaction gain	—	—	33,694	—
Total Other Income	1,322	12,337	38,325	74,829

Net Loss Before Income Taxes	(1,610,097)	(2,132,106)	(3,622,085)	(4,396,192)
Income taxes	—	—	—	—
Net loss	$(1,610,097)	$(2,132,106)	$(3,622,085)	$(4,396,192)

Accumulated preferred stock dividend	(133,313)	(128,238)	(264,747)	(254,149)
Deemed additional dividend on preferred stock dividend due to the beneficial conversion feature	(58,408)	(55,294)	(115,897)	(109,611)
Net loss attributable to common stockholders	$(1,801,818)	$(2,315,638)	$(4,002,729)	$(4,759,952)

Net Loss Per Common Share
Basic and Diluted	$(0.27)	$(0.66)	$(0.61)	$(1.40)
Weighted Average Number of Common Shares Outstanding	6,595,483	3,486,566	6,592,454	3,390,782

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2021	2020
Operating Activities
Net Loss	$(3,622,085)	$(4,396,192)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Common stock issued for services	30,000	—
Stock-based compensation	246,403	12,170
Patent write-offs	—	111,850
Changes in operating working capital items
Other receivables	(785,000)	400,000
Prepaid expenses and other current assets	(217,001)	(207,281)
Accounts payable and accrued liabilities	211,655	543,639
Accrued legal settlement costs	(3,525,000)	—
Net Cash Used in Operating Activities	(7,661,028)	(3,535,814)

Investing Activities
Patents and trademarks	(14,655)	(69,872)
Net Cash Used in Investing Activities	(14,655)	(69,872)

Financing Activities
Net proceeds from the issuance of common stock and exercise of stock options	—	2,703,010
Net Cash Provided by Financing Activities	—	2,703,010

Net Decrease in Cash and Cash Equivalents	(7,675,683)	(902,676)
Cash and Cash Equivalents, Beginning of Period	21,531,665	17,958,989
Cash and Cash Equivalents, End of Period	$13,855,982	$17,056,313

Supplemental Disclosure of Cash Flow Information
Cash paid during the period:
Interest paid	$—	$—
Income taxes paid	$—	$—
Non-Cash Financing Activities:
Accumulated preferred stock dividend	$380,644	$363,760
Conversion of Series A convertible preferred stock to common stock and payment of paid-in-kind dividends to Series A preferred stockholder	$17,173	$23,032
Payment of accrued liabilities with common stock	$54,690	$—

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